Investor Inquiries:
Rob Fink, FNK IR
(646) 809-0408
rob@fnkir.com

Unique Fabricating, Inc. Announces Extension of Forbearance Agreement through February 28, 2022
Auburn Hills, MI – June 14, 2021 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets, today announced the extension of our Forbearance Agreement with our lenders through February 28, 2022.
“We have been working collaboratively with our lenders and we remain appreciative of their continued support,” said Doug Cain, President and Chief Executive Officer. “Our Lenders understand the well-documented and ongoing uncertainty in the Transportation Market regarding the timing of the full resolution of the chip shortage challenges. This agreement provides the Company continued access to our credit facilities and we believe sufficient liquidity for our currently anticipated needs. We believe the extension provides adequate time for resolution of the uncertainty regarding the industry's recovery timing in the second half of 2021 and into 2022. During the forbearance period, we can finalize negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. Third party forecasts continue to highlight an overall market recovery beginning in the second half of 2022 and extending through 2023 as customer demand at this time remains high and inventory levels remain at historic lows. We also anticipate that the above factors will have positive impacts for our Appliance Market business.”
As previously disclosed, we entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company has had continued access to our credit facilities, subject to the terms and conditions for making a revolving credit advance, including availability, and the Lenders agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt. This Forbearance Agreement is now extended through and including February 28, 2022. The Forbearance Agreement, as extended, also contains requirements for Minimum Liquidity and Minimum Consolidated EBITDA for each of the monthly periods through and including February 28, 2022.
The Company intends to use the forbearance period to continue negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. There can be no assurance that the Company will be able to enter into an amendment or waiver with the Lenders or if it enters into an amendment, what the terms, restrictions, and covenants of the amendment will contain.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, Consolidated EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.